UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2026

BALANCE LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-202959	47-1146785
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

407 Lincoln Road, Suite 9F

Miami Beach, Florida 33139

(Address of Principal Executive Offices)

(305) 907-7600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 6, 2026, the Board of Directors (the “Board”) of Balance Labs, Inc., a Delaware corporation (the “Company”) appointed Alexander Farkas as President and Chief Operating Officer (“President and Chief Operating Officer”) of the Company, effective February 9, 2026 (the “Effective Date”).

Mr. Farkas, 24, began his career working with Blink Charging (Nasdaq: BLNK), assisting with EV charger design, sales and deployment. He later served in the Special Forces Engineering Division of the Israel Defense Forces, gaining technical and operational experience that informs his approach to structured, rules-based business operations. Following his military service, Mr. Farkas founded a private investment fund and subsequently became a registered representative at Farkas Capital, a licensed broker/dealer, where he gained exposure to capital markets and digital assets. During this period he also raised capital for NextNRG’s (Nasdaq: NXXT) solar-energy projects, adding to his experience in emerging-technology infrastructure and capital formation. Mr. Farkas’s background in energy systems, early-stage investing, and digital-asset markets aligns with the Company’s mission to operate a disciplined, transparent, multi-line digital-asset operating business.

In connection with his appointment, the Company and Mr. Farkas executed an offer letter (the “President Offer Letter”), effective as of the Effective Date, that provides for the following material terms.

Under the terms of the President Offer Letter, Mr. Farkas is eligible to receive an annual base salary of $120,000. In addition, Upon meeting pre-determined annual Key Performance Indicators (“KPIs”), Mr. Farkas will have a target bonus of 65% of his base salary and be eligible to receive a bonus amount of up to 125% of his then current base salary. Mr. Farkas will be able to elect to receive his bonus in shares of the Company’s common stock.

The employment of Mr. Farkas under the President Offer Letter has an initial term of two years and will automatically renew for successive two-year terms unless the Company provides at least 30 days’ written notice that the Company wishes to terminate the employment. In the event of a termination by the Company for Cause, as defined in the President Offer Letter, the Company may by written notice immediately terminate the employment and, in that event, the Company shall be obligated only to pay the compensation due to Mr. Farkas up to the date of termination. Upon Termination Without Cause by the Company or for Good Reason, as defined in the President Offer Letter, by Mr. Farkas, the Company will (i) continue payment of the Base Salary for 3 months and (ii) Mr. Farkas will be entitled to COBRA benefits until the earlier of (x) 3 months from the end of the month in which the employment was terminated or (y) eligibility for benefits with another employer.

Mr. Farkas will be bound by standard restrictive covenants under the President Offer Letter, including, among other terms, non-competition obligations.

Mr. Farkas is the son of Michael Farkas, the Chairman of the Board of the Company.

The foregoing description of the President Offer Letter is subject to and qualified in its entirety by reference to the full text of the President Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	President Offer Letter, executed February 6, 2026
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALANCE LABS, INC.

Date: February 11, 2026	By:	/s/ Alan Campbell
	Name:	Alan Campbell
	Title:	Chief Executive Officer